Exhibit 4.2

May 2, 2006

Mr. Peter van Oppen

Chair, Chief Executive Officer

Advanced Digital Information Corporation

P.O. Box 97057

Redmond, WA 98057-9757

Re:	Waiver of Voting Agreement dated May 2, 2006

Dear Mr. van Oppen:

In connection with that certain Merger Agreement among Advanced Digital Information Corporation (the “Company”), Agate Acquisition Corp. and Quantum Corporation (“Quantum”) dated as of May 2, 2006, you and Quantum are entering into that certain Voting Agreement to be dated as of May 2, 2006, together with a related irrevocable proxy (the “Voting Agreement”)

Section 2 of the Voting Agreement, restricts transfers of the Shares (as defined in the Voting Agreement) that are subject to the Voting Agreement, subject to certain exceptions. By this letter, Quantum hereby waives the provisions of Section 2 with respect to the transfer by you of up to 50,000 Shares as a gift to Whitman College.

Sincerely,

/s/ Rick Belluzzo
Rick Belluzzo
Chairman and Chief Executive Officer

cc:	Evelyn Cruz Sroufe
Perkins Coie